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EXHIBIT 21

Omega Protein Corporation owns 100% of the common stock of:

    -- Protein Operating Company, a Delaware corporation
       -- owns 1% of the equity of Omega Protein Mexico S. de R. L. de C. V., a
          Mexican corporation ("Omega Protein Mexico")

    -- Protein Finance Company, a Delaware corporation

    -- Omega International Distribution Company, a Delaware corporation
       (formerly named Omega Net, Inc.)

    -- Omega Shipyard, Inc., a Delaware corporation

    -- Zarpe Trading, Ltd., a Barbados corporation (inactive)

    -- Zapata Protein International, a Cayman Island corporation (inactive)

       -- Zapata Inversiones Chile, a Chilean corporation (inactive)

    -- Omega Protein, Inc., a Virginia corporation

    -- Omega International Marketing Company, a Delaware corporation

       -- owns 99% of the equity of Omega Protein Mexico

Omega Protein, Inc. owns 100% of the common stock of:

    -- Protein Securities Company, a Delaware corporation (inactive)

    -- Protein (USA) Company, a Delaware corporation (inactive)